ARTICLES OF AMENDMENT

                                       OF

                             INTERACTIVE MAGIC, INC.



         Pursuant to Section 55-6-02 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to fix the preferences, limitations and relative rights of a new series of its shares of Preferred
Stock:

         1.       The name of the corporation is Interactive Magic, Inc.

         2. The amendment to the Articles of Incorporation of the corporation attached hereto as Exhibit A was duly adopted by the Board of Directors of the corporation effective the 5th day of November, 1999.

         3. These Articles of Amendment will be effective upon filing.

         This the 10th day of November, 1999.


                                            INTERACTIVE MAGIC, INC.


                                            By: /s/ Michael Pearce
                                                ---------------------------
                                                Name: Michael Pearce
                                                Title: Chief Executive Officer


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                                                                       EXHIBIT A

1. Article IV of the Articles of Incorporation of Interactive Magic, Inc. (the "Corporation") is hereby amended to delete the heading for Section 4.4 in its entirety and to replace it to read as follows:

         Section 4.4. Designation of Series A, Series B, Series C and Series D Preferred Stock.

2. Article IV of the Corporation's Articles of Incorporation is hereby amended to add a new subsection Section 4.4(d) which shall read in its entirety as follows:

         (d)  Series D Convertible Preferred Stock.

         (1) DESIGNATION AND AMOUNT. The designation of this series, which consists of 4,910.844 shares of Preferred Stock, is Series D Convertible Preferred Stock (the "SERIES D PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE").

         (2) RANK. The Series D Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.10 per share (the "COMMON STOCK"); (ii) prior to the Corporation's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series D Preferred Stock obtained in accordance with Section 9 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Preferred Stock) (collectively, with the Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Preferred Stock, the "JUNIOR SECURITIES"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series D Preferred Stock obtained in accordance with Section 9 hereof) specifically ranking, by its terms, on parity with the Series D Preferred Stock ("PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series D Preferred Stock obtained in accordance with Section 9 hereof) specifically ranking, by its terms, senior to the Series D Preferred Stock ("SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         (3) DIVIDENDS. The Series D Preferred Stock shall not bear any dividends. Except as provided below, in no event, so long as any Series D Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than, in each case, a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting together as a class.

         (4)      LIQUIDATION PREFERENCE

                  (A) LIQUIDATION EVENT. If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series D Preferred Stock, subject to Section 6, shall have received the Liquidation Preference (as defined in Section 4(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of these Articles of Amendment) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series D Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of these Articles of Amendment shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

                  (B) LIQUIDATION PREFERENCE. For purposes of these Articles of Amendment, the "LIQUIDATION PREFERENCE" with respect to a share of the Series D Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) an amount equal to six percent (6%) per annum of such Stated Value for the period beginning on the date of issuance thereof (the "ISSUE DATE") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period), plus (iii) the amount of any outstanding Conversion Default Payments (as defined in Section 6(e) below), Delivery Default Payments (as defined in Section 6(d) below) and payments owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement (as defined below). The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Articles of Amendment filed in respect thereof.
         (5)      REDEMPTION.

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         (A) MANDATORY REDEMPTION. If any of the following events (each, a
"MANDATORY REDEMPTION EVENT") shall occur:

                      (i) The Corporation fails to issue shares of Common Stock to the holders of Series D Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of these Articles of Amendment (for a period of at least 60 days if such failure is solely as a result of the circumstances governed by the second paragraph of Section 6(e) below and the Corporation is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series D Preferred Stock as and when required by these Articles of Amendment or the Registration Rights Agreement, dated as of the Closing Date (as defined in the Purchase and Exchange Agreement (defined below)), among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"), fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series D Preferred Stock upon conversion of the Series D Preferred Stock as and when required by these Articles of Amendment, the Securities Purchase and Exchange Agreement, dated as of November 8, 1999, between the Corporation and the other signatories thereto (the "PURCHASE AND EXCHANGE AGREEMENT") or the Registration Rights Agreement, or fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(g) or 5 of the Purchase and Exchange Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for 10 days after the Corporation shall have been notified thereof in writing by any holder of Series D Preferred Stock;

                      (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") prior to [INSERT DATE 180 DAYS AFTER CLOSING DATE] of the Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain the effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within 60 days after the Registration Trigger Date (as defined in the Registration Rights Agreement), or any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement, the "REGISTRABLE SECURITIES") otherwise cannot be made thereunder (whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Corporation's failure to file and obtain effectiveness with the SEC of an additional Registration Statement required pursuant to
Section 3(b) of the Registration Rights Agreement or otherwise) for more than 30 consecutive days or more than 60 days in any 12-month period after such Registration Statement becomes effective;

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                      (iii) The Corporation or any subsidiary of the Corporation shall voluntarily make an assignment for the benefit of creditors, or voluntarily apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business;

                      (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by the Corporation or any subsidiary of the Corporation and, if not instituted voluntarily by the Corporation or any such subsidiary, shall be consented to or acquiesced in by the Corporation or such subsidiary or shall be converted to a voluntary case;

                      (v) The sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (other than transactions described in subparagraph (vi) or (vii) below, which shall be governed by such subparagraphs) (PROVIDED, HOWEVER, that no transaction described in this subparagraph shall constitute a Mandatory Redemption Event unless the Board of Directors of the Corporation shall have approved such transaction (including, in the case of a tender offer to, or proxy solicitation of, the shareholders of the Corporation which results in the consummation of any such transaction, the approval of the commencement of such tender offer or proxy solicitation));

                      (vi) The consolidation, merger or other business combination of the Corporation with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization (each a "PERSON") or Persons when the Corporation is not the Survivor (as defined below) and either (i) the Survivor is not subject to the periodic filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "SEC FILING REQUIREMENTS"), or (ii) the Survivor is subject to the SEC Filing Requirements and the consideration to be paid to the shareholders of the Corporation in such transactions consists of cash or a combination of cash and securities or other property (PROVIDED, HOWEVER, that no transaction described in this subparagraph shall constitute a Mandatory Redemption Event unless the Board of Directors of the Corporation shall have approved such transaction (including, in the case of a tender offer to, or proxy solicitation of, the shareholders of the Corporation which results in the consummation of any such transaction, the approval of the commencement of such tender offer or proxy solicitation));

                      (vii) The consolidation, merger or other business combination of the Corporation with or into any other Person or Persons when the Corporation is not the Survivor and (A) the Survivor is subject to the SEC Filing Requirements, (B) the consideration to be paid to the stockholders of the Corporation in such transaction consists solely of capital stock of the Survivor and (C) (i) the average of the Closing Bid Prices (defined below) of the Common Stock for the 20 consecutive Trading Days (defined below) ending on the later of
(I) the third Trading Day immediately preceding the closing of such transaction, and (II) the date such transaction is approved by the holders of the requisite percentage of outstanding capital stock of the Corporation (such later date, the "MEASUREMENT DATE") (such average being hereinafter referred

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to as the "AVERAGE PRICE") is less than the product of (x) two, multiplied by
(y) the Conversion Price in effect on the Measurement Date or (ii) if the Average Price is equal to or greater than the product of (x) two, multiplied by
(y) the Conversion Price in effect on the Measurement Date, the Closing Bid Price of the Common Stock on the Trading Day immediately preceding the Measurement Date is less than the Average Price (PROVIDED, HOWEVER, that no transaction described in this subparagraph shall constitute a Mandatory Redemption Event unless the Board of Directors of the Corporation shall have approved such transaction (including, in the case of a tender offer to, or proxy solicitation of, the shareholders of the Corporation which results in the consummation of any such transaction, the approval of the commencement of such tender offer or proxy solicitation)); or

                      (viii) The Corporation shall fail (a) to prepare and file with the SEC on or before November 24, 1999 a proxy statement in accordance with
Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder requesting the shareholders of the Corporation to approve the issuance of the Series D Preferred Stock and the shares of Common Stock issuable upon conversion of or otherwise pursuant to the Series D Preferred Stock pursuant to Rule 4310(c)(25)(H)(i) of the Nasdaq Stock Market or any successor rule ("SHAREHOLDER APPROVAL") or (b) to hold an annual or special meeting of its shareholders on or before December 31, 1999 and to obtain at such meeting the Shareholder Approval; provided that such date set forth in this clause (b) shall be extended to February 15, 2000 if the staff of the SEC reviews and provides to the Corporation written comments requiring changes to such proxy statement;

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii), (v), (vii) or (viii), at the option of the holders of at least 50% of the then outstanding shares of Series D Preferred Stock exercisable by delivery of written notice (the "MANDATORY REDEMPTION NOTICE") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii), (iv) or (vi), the then outstanding shares of Series D Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Series D Preferred Stock for an amount per share equal to the greater of (1) the sum of (a) 120% multiplied by the Stated Value of the shares to be redeemed plus (b) an amount equal to six percent (6%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "MANDATORY REDEMPTION DATE") plus (c) all Conversion Default Payments (as defined in Section 6(e) below), Delivery Default Payments (as defined in Section 6(d) below)) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (2) the "PARITY VALUE" of the shares to be redeemed, where parity value means (except as provided below with respect to a Mandatory Redemption Event described in subparagraph (vi) above) the product of (a) the number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock in accordance with Section 6 below (without giving any effect to any limitations on conversions of shares contained herein, and treating the Trading Day immediately preceding the Mandatory Redemption Date as the "CONVERSION DATE" (as defined in Section 6(d)(iv))),

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multiplied by (b) the highest Closing Price (as defined below) for the Common
Stock during the period beginning on the date of first occurrence of the Mandatory Redemption Event and ending one day prior to the Mandatory Redemption Date (the greater of such amounts being referred to as the "MANDATORY REDEMPTION AMOUNT"); PROVIDED, HOWEVER, in the case of any Mandatory Redemption Event described in subparagraph (ii) above, the Corporation shall have the option, in lieu of redeeming the Series D Preferred Stock as provided above, to pay to each holder thereof, within five business days of the occurrence of such Mandatory Redemption Event, an amount in cash equal to One Hundred Dollars ($100) per share of Series D Preferred Stock not so redeemed (the "COVENANT DEFAULT AMOUNT"); PROVIDED, FURTHER, that the Corporation shall only have the right to deliver the Covenant Default Amount in respect of the Mandatory Redemption Event specified in subparagraph (ii) above if it has used its best efforts to obtain or maintain the effectiveness of any such Registration Statement in accordance with its obligations under the Registration Rights Agreement. If the Corporation fails to deliver the Covenant Default Amount within such five-business day period, it shall forfeit its right to so deliver the Covenant Default Amount and the Mandatory Redemption Amount shall become immediately payable. In the case of a Mandatory Redemption Event described in subparagraph (vi) above, "parity value" means the product of (a) the number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock to be redeemed in accordance with this Section 5 (without giving effect to any limitations on conversions of the Series D Preferred Stock contained herein) multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the Announcement Date with respect to the transaction giving rise to such Mandatory Redemption Event and ending on the Measurement Date (the "MEASUREMENT PERIOD"). The Mandatory Redemption Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the holders of the Series D Preferred Stock shall be entitled to exercise all other rights and remedies available at law or in equity. For purposes of this Agreement, "SURVIVOR" means, with respect to any consolidation, merger or other business combination to which the Corporation is a party, the surviving entity of such transaction; PROVIDED, HOWEVER, if the Corporation merges with and into another Person and more than 50% of the outstanding voting stock of the Corporation (if the Corporation is the surviving entity), or more than 50% of the outstanding voting stock of such Person (if such Person is the surviving entity), is owned by another Person that is subject to the SEC Filing Requirements, then the Person subject to such requirements shall be deemed the Survivor. "CLOSING PRICE," as of any date, means the last sale price of the Common Stock on Nasdaq SmallCap as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series D Preferred Stock and the Corporation ("BLOOMBERG") or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security

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that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series D Preferred Stock being converted for which the calculation of the Closing Price is required in order to determine the Conversion Price of such Series D Preferred Stock. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series D Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such Series D Preferred Stock. "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. "ANNOUNCEMENT Date" means the date on which the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or
(ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme).

                  (B) FAILURE TO PAY MANDATORY REDEMPTION AMOUNT. In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount within five business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series D Preferred Stock shall have the right at any time and from time to time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Section 6 below), in lieu of the Mandatory Redemption Amount, the number of shares of Common Stock of the Corporation equal to such applicable amount divided by any Conversion Price, as chosen in the sole discretion of the holder of Series D Preferred Stock, in effect from the date of the Mandatory Redemption Event until the date such holder elects to exercise its rights pursuant to this
Section 5(b).

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         (6)      CONVERSION AT THE OPTION OF THE HOLDER

                  (A) CONVERSION AMOUNT. Each holder of shares of Series D Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series D Preferred Stock into Common Stock as set forth below (an "OPTIONAL CONVERSION"); provided, however, the Series D Preferred Stock shall not be convertible into more than 436,103 shares of Common Stock until such time as the Corporation shall have obtained Shareholder Approval or at such time as Shareholder Approval is no longer required, whether because the Common Stock is no longer listed on Nasdaq or otherwise. Each share of Series D Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (1) the sum of (i) the Stated Value thereof plus (ii) the Premium Amount (as defined below) plus (iii) at the option of such holder of the Series D Preferred Stock, any Conversion Default Payments (as defined in Section 6(e) below), Delivery Default Payments (as defined in Section 6(d) below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement (the sum of (i), (ii) and (iii) being collectively referred to as the "CONVERSION AMOUNT"), by (2) the then effective Conversion Price (as defined below); PROVIDED, HOWEVER, that in no event shall a holder of shares of Series D Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series D Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation), subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series D Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause
(x) of such proviso. The "PREMIUM AMOUNT" means the product of the Stated Value, multiplied by .06, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Section (6)(d)).

                  (b) CONVERSION PRICE. The Conversion Price shall be $1.00 (subject to adjustment for stock splits, stock dividends and similar events) (the "CONVERSION PRICE"). The Conversion Price shall be subject to adjustments pursuant to the provisions of Section 6(c) below.
                  (c) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

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                      (i) ADJUSTMENT DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC.
If, at any time when Series D Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, or other similar event, then the Conversion Price shall be proportionately adjusted to give effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                      (ii) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when Series D Preferred Stock is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, sale of assets or other similar event (other than a transaction described in Section 7(b)), as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion of the Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series D Preferred Stock would have been entitled to receive in such transaction had the Series D Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series D Preferred Stock. The Corporation shall not effect any transaction described in this subsection (ii) unless (A) it first gives, to the extent practical, prior written notice of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization, sale of assets or other similar event to the extent required by law (during which time the holders of Series D Preferred Stock shall be entitled to convert the Series D Preferred Stock), which notice shall be given concurrently with the first public announcement of such transaction and (B) the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of Common Stock of the Corporation are entitled to receive as a result of such merger, consolidation, exchange of shares, recapitalization, reorganization, sale of assets or other similar event, assumes by written instrument all of the obligations of these Articles of Amendment, including this subsection (ii). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                      (iii) ADJUSTMENT DUE TO DISTRIBUTION. Subject to Section 3, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series D Preferred Stock shall be entitled, upon any conversion of shares of Series D Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                      (iv) ADJUSTMENTS TO CONVERSION PRICE UPON ISSUANCE OF PURCHASE RIGHTS. Subject to Section 3, if at any time when any Series D Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (d) MECHANICS OF CONVERSION. In order to convert Series D Preferred Stock into full shares of Common Stock, a holder of Series D Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit B ("NOTICE OF CONVERSION") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "CONVERSION NOTICE DEADLINE"), on the date specified therein as the Conversion Date (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation or its designated Transfer Agent for the Series D Preferred Stock, which notice shall specify the number of shares of Series D Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series D Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series D Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (ii) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two business days of receipt of the

Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                      (i) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series D Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                      (ii) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within three business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (i) above) (the "DELIVERY PERIOD"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase and Exchange Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase and Exchange Agreement) to or upon the order of the holder (A) that number of shares of Common Stock for the shares of Series D Preferred Stock converted as shall be determined in accordance herewith and (B) a certificate representing the balance of the shares of Series D Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per day in cash for each day beyond a three-day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "DELIVERY DEFAULT") issuable upon surrender of shares of Series D Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "DELIVERY DEFAULT PAYMENTS"); PROVIDED, HOWEVER, in the event of a failure by the Corporation to deliver shares upon conversion as a result of a Conversion Default (as defined below), the holder shall not be entitled to receive Delivery Default Payments but shall be entitled to receive Conversion Default Payments in accordance with Section 6(e). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Section 6.

                      In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Section 6(a) and in this Section 6(d), the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                      (iii) NO FRACTIONAL SHARES. If any conversion of Series D Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be the next higher number of shares.

                      (iv) CONVERSION DATE. The "CONVERSION DATE" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation or its Transfer Agent. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series D Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders' preferential rights as holders of Series D Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

         (e) RESERVATION OF SHARES. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series D Preferred Stock outstanding shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series D Preferred Stock, 5,794,796 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series D Preferred Stock (the "RESERVED AMOUNT"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(e) of the Purchase and Exchange Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series D Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series D Preferred Stock.

         If at any time a holder of shares of Series D Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Section 6 (a "CONVERSION DEFAULT"), subject to Section 10, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series D Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (A) the Conversion Price on the Conversion Default Date (as defined below) and (B) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (x) such time that a holder of Series D Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and
(y) a Conversion Default. In addition, the Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (a) .24, multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series D Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by (c) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "CONVERSION DEFAULT DATE") to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series D Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

                      (i) In the event the holder elects to take such payment in cash, cash payment shall be made to the holder by the fifth day of the month following the month in which it has accrued; and

                      (ii) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Section 6 (so long as there is then a sufficient number of authorized shares of Common Stock).

                      The holder's election shall be made in writing to the Corporation at any time prior to 9:00 p.m., New York City Time, on the third day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

         (f) NOTICE OF CONVERSION PRICE ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series D Preferred Stock.

                  (g) STATUS AS STOCKHOLDERS. Upon submission of a Notice of Conversion by a holder of Series D Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of these Articles of Amendment. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the 10th business day after the expiration of the Delivery Period with respect to a conversion of shares of Series D Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series D Preferred Stock with respect to such unconverted shares of Series D Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series D Preferred Stock to the holder or, if such shares of Series D Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series D Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Section 6(d) to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 6(e) for the Corporation's failure to convert the Series D Preferred Stock .


         (7)      AUTOMATIC CONVERSION

                  (a) So long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series D Preferred Stock are then
(x) authorized and reserved for issuance, (y) registered for re-sale under the Securities Act of 1933, as amended, by the holders of the Series D Preferred Stock (or may otherwise be resold publicly without registration or restriction as to volume) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap, and (ii) there is not then a continuing Mandatory Redemption Event, each share of Series D Preferred Stock issued and outstanding on [INSERT DATE THAT IS THIRD ANNIVERSARY OF ISSUE DATE] (the "AUTOMATIC CONVERSION DATE") (together with the Premium Amount and any Conversion Default Payments, Delivery Default Payments and other amounts due and payable by the Corporation pursuant to Section 2(c) of the Registration Rights Agreement) automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Section 6 hereof (the "AUTOMATIC CONVERSION"). The Automatic Conversion Date shall be delayed by one Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series D Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) otherwise cannot be made thereunder during the Registration Period (whether by reason of the Corporation's failure to properly supplement or amend the Prospectus in accordance with the terms of the Registration Rights Agreement or otherwise), (ii) any Mandatory Redemption Event exists, without regard to whether any cure periods shall have run, or (iii) the Corporation is in breach of any of its obligations pursuant to Section 4(e) of the Purchase and Exchange Agreement. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holders.

                  (b) In the event that the Corporation enters into a consolidation, merger or other business combination with any Person or Persons when the Corporation is not the Survivor and (i) the Survivor is subject to the SEC Filing Requirements, (ii) the consideration to be paid to the stockholders of the Corporation in such transaction consists solely of capital stock of the Survivor ("SURVIVOR CAPITAL STOCK"), (iii) the Average Price is equal to or greater than the product of (x) two, multiplied by (y) the Conversion Price in effect on the Measurement Date, and (iv) the Closing Bid Price of the Common Stock on the Trading Day immediately preceding the Measurement Date is equal to or greater than the Average Price, then, so long as the Survivor Capital Stock is then listed on Nasdaq, the NYSE or the AMEX and the resale thereof by Holder has been registered under the Securities Act or such stock may be resold by Holder without registration or restriction (including volume limitations) under the Securities Act, all shares of Series D Preferred Stock then outstanding (together with the Premium Amount and any Conversion Default Payments, Delivery Default Payments and other amounts due and payable by the Corporation pursuant to Section 2(c) of the Registration Rights Agreement) automatically shall be converted on the closing date for such transaction into the number of shares of Survivor Capital Stock that the holders thereof would have received in such transaction if they had converted such shares in full into Common Stock in accordance with, and subject to, the provisions of Section 6, at the Conversion Price then in effect. The Corporation shall not effect any transaction described in this Section 7(b) unless (x) it first gives, to the extent practical, prior written notice of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such transaction, to the extent required by law, which notice shall be given concurrently with the first public announcement of such transaction and (y) the Survivor assumes by written instrument the obligations of the Corporation under this Section 7. Holders of Series D Preferred Stock shall be permitted to convert such stock in accordance with the terms of Section 6 at any time following receipt of the notice described in clause (x) of the preceding sentence.

         (8) VOTING RIGHTS. The holders of the Series D Preferred Stock have no voting power whatsoever, except as otherwise provided by the North Carolina Business Corporation Act ("NCBCA"), in this Section 8, and in Section 9 below.

         Notwithstanding the above, the Corporation shall provide each holder of Series D Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the NCBCA the vote of the holders of the Series D Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by unanimous consent of holders of the shares of Series D Preferred Stock (except as otherwise may be required under the NCBCA) shall constitute the approval of such action by the class. To the extent that under the NCBCA holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series D Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the NCBCA.

         (9) PROTECTIVE PROVISIONS. So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the NCBCA) of the holders of at least a majority of the then outstanding shares of Series D Preferred
Stock:

                  (a) alter, amend or repeal (whether by merger, consolidation or otherwise) any of the rights, preferences or privileges of the Series D Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series D Preferred Stock;

                  (b) create any Senior Securities;

                  (c) create any Pari Passu Securities;

                  (d) increase the authorized number of shares of Series D Preferred Stock;

                  (e) issue any Senior Securities or Pari Passu Securities;

                  (f) increase the par value of the Common Stock, or

                  (g) do any act or thing not authorized or contemplated by these Articles of Amendment which would result in taxation of the holders of shares of the Series D Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event holders of at least a majority of the then outstanding shares of Series D Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock, pursuant to subsection (a) above, so as to affect the Series D Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series D Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of 30 days to convert pursuant to the terms of these Articles of Amendment as they exist prior to such alteration or change or continue to hold their shares of Series D Preferred Stock.

         (10) PRO RATA ALLOCATIONS. The Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series D Preferred Stock shall be allocated to the remaining holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holders.

                                                                       EXHIBIT B
                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series D Preferred Stock)

         The undersigned hereby irrevocably elects to convert ______ shares of Series D Preferred Stock, represented by stock certificate No(s). __________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Interactive Magic, Inc., a North Carolina corporation (the "CORPORATION") according to the conditions of the Articles of Amendment with respect to the Series D Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC Transfer").

         Name of DTC Prime Broker:__________________________________________
         Account Number:____________________________________________________

[ ] In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

         Name:_______________________________________________________________
         Address:____________________________________________________________
                 ____________________________________________________________

         The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

                               Date of Conversion:____________________________

                               Conversion Price:______________________________

                               Number of Shares of
                               Common Stock to be Issued:_____________________



                               Signature:_____________________________________
                               Name:__________________________________________
                               Address:_______________________________________
                               _______________________________________________
                               _______________________________________________
                               _______________________________________________

*The Corporation is not required to issue shares of Common Stock until the original Series D Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Articles of Amendment for the number of business days such issuance and delivery is late.